IMPORTANT SHAREHOLDER UPDATE
Clipper Fund, Inc.

URGENT PROXY VOTING REQUEST

Dear Shareholder:

We recently mailed you proxy materials regarding the Special Meeting of Shareholders for the Clipper Fund, Inc. to be held on Monday, September 29, 2014. These materials describe the proposals and ask for your vote on these important issues. Our records indicate that we have not received your vote. We encourage you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting and avoid additional costs associated with soliciting your vote.

Voting is quick and easy. Please vote now using one of these methods	1. Call 1-844-292-8015 to Speak with a Live Agent and Vote
For you convenience, you may call our toll free number Monday through Friday (9 A.M. to 6 P.M. EST) to speak with a live agent who can assist in registering your vote.
2. Vote By Internet
Please visit the website noted on the enclosed proxy voting card and follow the online instructions.
3. Vote by Mail
Please mail your signed proxy voting card(s) in the postage-paid envelope.
4. Vote by Touch-Tone Phone
Please call the toll-free number printed on the enclosed proxy voting card and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

PLEASE VOTE YOUR PROXY NOW

The Board of Directors recommends that you vote "FOR" the proposals.

If you have already voted, thank you for your response. If you have any further questions, please contact our Proxy Solicitor, Boston Financial Data Services, toll free at 1-844-292-8015. In addition, all proxy materials are conveniently available online at the website noted on the enclosed proxy voting card. We appreciate your immediate attention. Thank you.